Exhibit 99.1

StoneMor Partners L.P. Announces a 29% Increase in Revenues, a 34% Increase in Adjusted Operating Profit and a 99% Increase In Operating Cash Flows

Levittown, PA, November 10, 2008 – StoneMor Partners L.P. (NASDAQ: STON) is pleased to announce improvements in revenues, adjusted operating profits, operating cash flows and all of our other critical operating measures for the 3rd quarter of 2008 as compared to the same period last year, as noted in the table below:

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
	(In thousands)
Total revenues	$35,376	$45,783	$106,580	$137,133
Operating cash flow	5,046	10,065	14,777	19,095
Distributable free cash flow (a)	4,435	9,511	15,195	18,541
Adjusted operating profit (a)	4,493	6,029	19,934	25,920
GAAP operating profit	2,495	3,590	11,136	13,114
Net income (loss)	$(7)	$335	$4,005	$3,025

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Today’s announcement follows our October 17th announcement that we were increasing our unit holder distribution for the second consecutive quarter. The $0.02, or 3.7% increase, brings the distribution up to $0.555 per unit, per quarter, which is a 7.8% increase since the beginning of the year and an 18.9% increase since the third quarter of 2005.

The improvements in our operating measures demonstrates our success in executing our operating strategy of achieving growth through accretive acquisitions, improving upon these properties with our pre-need sales program, and installing and servicing the products we sell as soon as possible.

Revenues

Revenues increased by $10.4 million, or 29.4%, to $45.8 million in the third quarter of 2008, as compared to $35.4 million during the same period last year. This is the third consecutive quarter of quarter over quarter revenue growth in excess of 17%. These increases are primarily due to our December 2007 acquisition of 45 cemeteries and 30 funeral homes. As a result of this acquisition, we have been able to substantially increase sales originations. As time passes since the acquisition, we have been able to deliver more of the underlying merchandise and perform more of the underlying services that trigger revenue recognition.

Operating cash flow

Operating cash flow increased by $5.0 million, or 99.4%, to $10.1 million in the third quarter of 2008, as compared to $5.1 million during the same period last year.

Operating cash flow was $14.8 million and $19.1 million for the nine months ended September 30, 2007 and 2008, respectively. Unit-holder distributions were $14.0 million and $18.9 million during these same periods. For both the nine months ended September 30, 2007 and 2008, operating cash flows were in excess of unit-holder distributions and reflects the fact that we have been able to generate and grow operating cash flows in amounts sufficient to fund a growing distribution stream.

Distributable Free Cash Flow

We define Distributable Free Cash Flow as net cash provided by operating activities before changes in appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented. Distributable free cash flow increased by $5.1 million, or 114.5%, to $9.5 million in the third quarter of 2008, compared to $4.4 million during the same period last year.

A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the three months ended September 30, 2008 and 2007 follows:

	Three months ended September 30,
	2007	2008
	(in thousands)
Net cash provided by operating activities	$5,046	$10,065
Maintenance capital expenditures	(251)	(783)
Working capital borrowings to fund pre-need growth	—	—
Annual expenses paid, less quarterly reserves	(360)	229

Distributable free cash flow	$4,435	$9,511

The items in the chart above reflect an attempt to normalize certain items where more than one quarter’s expense was included in the second quarter. We usually pay bonuses and taxes once a year and we have attempted to show the effect of these items on the second quarter cash flow in the caption “Annual expenses paid, less quarterly reserves.”

Distributable Free Cash Flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Adjusted Operating Profit

We define Adjusted Operating Profit as GAAP Operating Profit before the change in deferred revenues and deferred selling and obtaining costs (excluding adjustments to deferred revenues related to the mark to market adjustment of merchandise trust assets). The table below reconciles GAAP Operating Profit (the GAAP financial measure the company believes is most directly comparable to Adjusted Operating Profit) to Adjusted Operating Profit.

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
	(In thousands)
GAAP operating profit	$2,495	$3,590	$11,136	$13,114
Increase (decrease) in applicable deferred revenues	2,368	3,814	10,656	17,467
(Increase) decrease in deferred selling and obtaining costs	(370)	(1,375)	(1,858)	(4,661)

Adjusted operating profit	$4,493	$6,029	$19,934	$25,920

The increase in Adjusted Operating Profit in the third quarter of 2008 compared to the same period last year is in large part due to a 30.6% increase in total contracts written at an average price increase of 6.6% per contract. These two factors resulted in an overall increase in the value of contracts written of $13.3 million, or 39.2%.

Included in Adjusted Operating Profit for the three and nine months ended September 30, 2008 is a $1.2 million expense for an other-than-temporary impairment to the value of assets in our Merchandise Trust. This amount is deferred for GAAP purposes and is not included in our GAAP Operating Profit amount.

Adjusted Operating Profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

GAAP Operating Profit

GAAP operating profit increased by $1.1 million, or 43.9%, to $3.6 million as compared to $2.5 million during the same period last year.

The improvement was in large part due to a reduction in share-based compensation recognized in the third quarter of 2008 ($0.6 million) as compared to the same period last year ($1.7 million). Not including this change, GAAP operating profit was relatively flat.

The effect of our December 2007 acquisition is currently more apparent in our Adjusted Operating Profit than it is in GAAP Operating Profits. This is due to the fact that many of the sales we have made in these acquired properties are not yet reflected as GAAP revenues because we have not as of yet met the revenue recognition criteria, which is generally the delivery of merchandise or performance of services, while many of the additional operating expenses we have incurred (i.e. maintenance and general and administrative costs) have not been deferred and has already been recognized as an expense.

As more time passes since the acquisition, we will be able to deliver more of the merchandise and perform more of the services that we have contracted to perform from the acquired properties. This will “close the gap” between the incremental economic profit derived from the acquisition and profit recognized on a GAAP basis.

Net Income (Loss)

Net Income was $335,000 in the 3rd quarter of 2008 compared to a net loss of $7,000 during the same period last year. The improvement was caused by the increase in operating profit ($1.1 million) and other smaller positive developments partially offset by an increase in interest expense ($0.9 million).

Critical Operating Metrics

In addition to improved operating results, there were substantial improvements in certain key operating metrics. These metrics are presented in the table below:

	Three months ended September 30,
	2007	2008
Number of contracts written	15,281	19,953
Average revenue per contract	2,212	2,358
Aggregate value of contracts written (in 000’s)	$33,797	$47,058

The growth in the number of contract written is primarily due to the previously mentioned December 2007 acquisition.

Backlog

At September 30, 2008 our backlog was $217.8 million. Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP based revenue recognition criteria and is equal to:

•	Deferred revenue net of deferred revenue on unrealized investment gains or losses;
•	Less deferred selling and obtaining costs.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

Current Market Conditions and Economic Developments

We have not seen any downturn in sales originations due to current market conditions. Our overall business model is strong and is expected to remain so. This business model is constructed so that revenues are generated from pre-need sales of cemetery merchandise and services, at-need sales of cemetery merchandise and services and funeral home merchandise and services.

We would not expect the current projected economic downturn to have any effect at all on either our at-need sales of cemetery merchandise and services or funeral home merchandise and services. These revenue streams accounted for 37.1% and 46.4% of total revenues for the third quarters of 2007 and 2008 respectively, and 38.7% and 48.6% of total revenues for the nine months ended September 30, 2007 and 2008 respectively.

It is possible that the current projected economic downturn could have an adverse effect on future pre-need sales of cemetery merchandise and services. We will continue to monitor the situation closely. Any downturn in these sales would have a less proportional impact on earnings than on revenues as such sales have higher cost of goods sold and lower profit margins than either at-need sales of cemetery merchandise and services and funeral home merchandise and services.

A critical issue for us has been the recent decline in the fair value of equity and (to a lesser degree) fixed maturity debt securities.

We have a substantial portfolio of invested assets in both our Merchandise Trust and the Perpetual Care Trust. Both trusts have a mix of cash and cash equivalents, fixed maturity debt securities and equity securities.

Based on the nature of these trusts, we primarily invest these funds to generate interest and dividends and do not rely on capital gains in order to attain our cash flow targets. As such, we are able to hold these securities for long periods of time and our cash flow is generally not impacted by market fluctuations.

We have completed substantial evaluations of our invested assets and have determined that those assets that are other-than-temporarily impaired do not represent a significant portion of our asset base. Generally, all of the securities in our trust funds have paid their current distributions or have indicated their intention to pay their distributions.

Operating Initiatives

In addition to our existing operating strategy of growth through accretive acquisition, we have begun several new operating initiatives which we believe will drive additional revenue and cash flow.

Our first program has been to upgrade the internet presence of our locations by substantially revamping their websites and allowing customers to make their cemetery service and merchandise purchases on-line. While this program is in its infancy, we believe that this sales channel, which is unique in the industry, may contribute substantial operating profits in the future.

Additionally, we are in the pilot phase of assessing the demand for pre-need pet memorialization and cremation. It is estimated that pet owners will spend in excess of $40 billion in 2008 for pet related expenditures. Our consumer research has shown that these owners are not only seeking guidance as to how to memorialize their pets, but also have indicated that they would like to be able to do so on a pre-need basis. We believe we are uniquely able to service this demand based on our national presence and our pre-need sales expertise.

Investors’ Conference Call

An investors’ conference call to review the 2008 third quarter results (which will be released before this call) on Monday, November 10, 2008, at 10:00 a.m. Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 12:00 p.m. Eastern Time on November 24, 2008. The reservation number for the audio replay is as follows: 21397025. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 230 cemeteries and 59 funeral homes in 27 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets in September 2006; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	September 30, 2008
Assets
Current assets:
Cash and cash equivalents	$13,800	$13,355
Accounts receivable, net of allowance	32,063	32,878
Prepaid expenses	2,707	3,843
Other current assets	5,193	4,154

Total current assets	53,763	54,230
Long-term accounts receivable - net of allowance	40,081	39,779
Cemetery property	187,552	218,070
Property and equipment, net of accumulated depreciation	53,929	48,467
Merchandise trusts, restricted, at fair value	228,615	190,989
Perpetual care trusts, restricted, at fair value	208,579	176,082
Deferred financing costs - net of accumulated amortization	3,317	2,648
Deferred selling and obtaining costs	35,836	40,497
Other assets	85	551

Total assets	$811,757	$771,313

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$19,075	$14,901
Accrued interest	677	838
Current portion, long-term debt	386	80,797

Total current liabilities	20,138	96,536
Other long-term liabilities	—	1,733
Long-term debt	145,778	75,940
Deferred cemetery revenues, net	220,942	218,417
Merchandise liability	79,574	79,252

Total liabilities	466,432	471,878

Commitments and contingencies
Non-controlling interest in perpetual care trusts	208,579	176,082

Partners’ capital
General partner	2,737	2,437
Limited partners:
Common	118,598	109,681
Subordinated	15,411	11,235

Total partners’ capital	136,746	123,353

Total liabilities and partners’ capital	$811,757	$771,313

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended September 30, 2008.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
Revenues:
Cemetery
Merchandise	$19,477	$24,101	$57,338	$69,206
Services	7,188	9,077	21,523	28,066
Investment and other	6,438	6,801	19,913	22,249
Funeral home
Merchandise	1,110	2,071	3,442	6,658
Services	1,163	3,733	4,364	10,954

Total revenues	35,376	45,783	106,580	137,133

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	845	1,089	2,685	3,241
Merchandise	4,054	4,626	11,802	13,763
Cemetery expense	7,933	10,914	22,593	31,367
Selling expense	7,145	8,674	21,860	25,800
General and administrative expense	4,031	5,484	11,462	16,013
Corporate overhead (including $1,774 and $631 in unit-based compensation for the three months ended September 30, 2007 and 2008 and $4,113 and $1,889 for the nine months ended September 30, 2007 and 2008)	5,821	5,426	16,054	16,443
Depreciation and amortization	1,111	1,387	2,900	3,394
Funeral home expense
Merchandise	344	842	1,198	2,705
Services	1,041	2,281	3,057	6,796
Other	556	1,470	1,833	4,497

Total cost and expenses	32,881	42,193	95,444	124,019

Operating profit	2,495	3,590	11,136	13,114
Expenses related to refinancing	157	—	157
Interest expense	2,263	3,202	6,441	9,521

Income before income taxes	75	388	4,538	3,593
Income taxes
State	106	67	384	479
Federal	(24)	(14)	149	89

Total income taxes	82	53	533	568

Net income (loss)	$(7)	$335	$4,005	$3,025

General partner’s interest in net income (loss) for the period	$(0)	$8	$81	$61
Limited partners’ interest in net income (loss) for the period
Common	$(4)	$239	$2,083	$2,164
Subordinated	$(3)	$88	$1,840	$800
Net income (loss) per limited partner unit (basic and diluted)	$(.00)	$.03	$.43	$.25
Weighted average number of limited partners’ units outstanding (basic and diluted)	9,036	11,801	9,036	11,795

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended September 30, 2008.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
OPERATING ACTIVITIES:
Net income (loss)	$(7)	$335	$4,005	$3,025
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,186	1,595	3,536	4,980
Depreciation and amortization	1,111	1,387	2,900	3,394
Stock-based compensation	1,774	631	4,113	1,889
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	2,211	3,821	(2,940)	(5,000)
Allowance for doubtful accounts	(720)	(124)	804	1,705
Merchandise trust fund	154	934	(138)	66
Prepaid expenses	(379)	13	(696)	542
Other current assets	(192)	(701)	(644)	(324)
Other assets	(24)	(156)	(140)	(723)
Accounts payable and accrued and other liabilities	116	(525)	(2,493)	(2,699)
Deferred selling and obtaining costs	(370)	(1,375)	(1,662)	(4,661)
Deferred cemetery revenue	2,317	5,032	10,465	18,700
Merchandise liability	(2,131)	(802)	(2,333)	(1,799)

Net cash provided by operating activities	5,046	10,065	14,777	19,095

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(287)	(792)	(1,323)	(2,077)
Additions to cemetery property	(515)	(1,796)	(1,676)	(3,268)
Purchase of subsidiaries, net of common units issued	(2,501)	(988)	(2,501)	(2,226)
Additions to property and equipment	(251)	(783)	(1,223)	(3,713)

Net cash used in investing activities	(3,554)	(4,359)	(6,723)	(11,284)

FINANCING ACTIVITIES:
Cash distribution	(4,752)	(6,481)	(13,972)	(18,896)
Additional borrowings on long-term debt	40,431	5,547	45,921	20,309
Repayments of long-term debt	(32,788)	(2,209)	(33,709)	(9,737)
Sale of partner units	—	—	—	68
Cost of financing activities	(2,714)	—	(2,980)	—

Net cash used in financing activities	177	(3,143)	(4,740)	(8,256)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,669	2,563	3,314	(445)
CASH AND CASH EQUIVALENTS—Beginning of period	11,559	10,792	9,914	13,800

CASH AND CASH EQUIVALENTS—End of period	$13,228	$13,355	$13,228	$13,355

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$744	$3,573	$5,330	$9,360

Cash paid during the period for income taxes	$1,156	$229	$3,035	$3,310

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisitions	$—	$—	$—	$500

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended September 30, 2008.